                                                                 Exhibit 4.(c).3

                             CDC CORPORATION LIMITED

                                       AND

                           ASIA PACIFIC ONLINE LIMITED

                                   ----------

                             TERMINATION AND RELEASE
                                    AGREEMENT

                                   ----------

          THIS TERMINATION AND RELEASE AGREEMENT effective as of the Effective Date between CDC Corporation Limited located at 34/F Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong (the "Company") and Asia Pacific Online Limited located at Suite 4302, 43/F China Resources Building, Wanchai, Hong Kong ("APOL"). The Company and APOL are collectively referred to as the "Parties" and each, a "Party".

          WHEREAS, the Company and APOL had entered into an Executive Services Agreement effective as of January 1, 2002 (the "Executive Services Agreement") pursuant to which APOL had agreed to provide certain services to the Company, including the services of Mr. Yip as the Chief Executive Officer and Vice-Chairman of the Company (the "Executive") on the terms set forth therein.

          WHEREAS, the Company and APOL desire to terminate the Executive Services Agreement pursuant to the terms and conditions set forth herein.

          WHEREAS, the terms of this Agreement have been approved by the Board of Directors of the Company (the "Board") and the form of this Agreement has been ratified by the Board.

          NOW, THEREFORE, in consideration of the foregoing mutual covenants and agreements contained herein, the Parties hereby agree as follows:

     1.   TERMINATION OF EXECUTIVE SERVICES AGREEMENT

     1.1 Except as otherwise set out in Clause 3 of this Agreement, the Company and APOL agree that the Executive Services Agreement is hereby and forever terminated. Each of the Company and APOL on behalf of themselves and their respective affiliates, hereby releases APOL and the Company, respectively, from any and all obligations and claims related to the Executive Services Agreement pursuant to the terms set forth in Clause 9 hereof.

     2.   CONFIDENTIAL INFORMATION

     2.1 APOL represents and warrants to the Company that it has complied with the terms of Clause 7 of the Executive Services Agreement relating to Confidential Information (as defined in the Executive Services Agreement).

     3.   SURVIVAL OF CLAUSE 8 AND CLAUSE 9.2 OF THE EXECUTIVE SERVICES
          AGREEMENT

     3.1 Notwithstanding anything in this Agreement to the contrary, each of the Company and APOL acknowledge and agree that Clause 8 and Clause
          9.2 of the Executive Services Agreement shall survive termination.

     4.   CERTAIN BENEFITS

     4.1 For a period of five years from the Effective Date of this Agreement, the Company agrees that it will continue to maintain a health insurance policy for the Executive (including spouse and immediate family) and allow the Executive to be eligible to participate in any life insurance program maintained by the Company, in each case with terms and conditions similar to that available to its other Hong Kong-based executives. APOL acknowledges, however, that the adoption of any particular form or type of medical insurance or life insurance program by the Company shall be within the full discretion of the Company.

     5.   RETURN OF PAPERS

     5.1 APOL represents and warrants to the Company that it has complied with the terms of Clause 10 of the Executive Services Agreement relating to Return of Papers (as defined in the Executive Services Agreement).

     6.   PROPRIETARY INVENTIONS

     6.1 APOL represents and warrants that it has disclosed promptly to the Company all new discoveries, ideas, formulae, products, methods, processes, designs, trade secrets, copyrightable material, patentable inventions, intellectual property or other useful technical information or know-how and all improvements, modifications or alterations of existing discoveries made, discovered or developed by APOL or the Executive, either alone or in conjunction with any other person during the term of the Executive Services Agreement, or using the Company's or any Associated Company's materials or facilities which discoveries or developments are based on, derived from or make use of any information directly related to the business disclosed to, or otherwise acquired by, APOL or the Executive from the Company or any Associated Company during the term of Executive Services Agreement. APOL covenants and agrees that any copyright, patent, trademark or other proprietary rights in any such discoveries shall be the sole and exclusive property of the Company, and the Company need not account to APOL or the Executive for any revenue or profit derived therefrom. If by operation of law or otherwise, any or all of the items of this Clause 6.1 or any component or element thereof is considered to be the intellectual property right of APOL, APOL covenants and agrees to irrevocably assign to the Company, its successor and assigns, ownership of all copyrights and all other intellectual property rights available with respect to each such element or item. APOL shall be deemed to have granted the Company an irrevocable power of attorney to execute as its agent any and all documents (including copyright registrations) deemed necessary by the Company to perfect Company's intellectual property rights in and to each of the items in this clause.

     7.   RIGHT TO INJUNCTIVE RELIEF

     7.1 APOL acknowledges that the Company or an Associated Company may suffer irreparable harm, which cannot readily be measured in monetary terms, if APOL breaches its representations, warranties or obligations under Clauses 2, 3, 5 or 6 of this Agreement. APOL further acknowledges and agrees that the Company or an Associated Company may obtain injunctive or other equitable relief against it to prevent or restrain such breach causing such harm; provided, however, that where such breach involves subject matter that is susceptible of being cured, then APOL will cure such breach as promptly as practicable upon notice of such breach to APOL. Such injunctive relief shall be in addition to any other remedies the Company might have under this Agreement or at law.

     7.2 IN CONNECTION WITH CLAUSE 3, APOL REPRESENTS THAT ITS EXPERIENCE, CAPABILITIES AND CIRCUMSTANCES ARE SUCH THAT THESE PROVISIONS WILL NOT PREVENT IT FROM EARNING A LIVELIHOOD AND THAT THE LIMITATIONS SET FORTH THEREIN ARE REASONABLE AND PROPERLY REQUIRED FOR THE ADEQUATE PROTECTION OF THE COMPANY.

     8.   COVENANTS UPON CEASING TO RENDER SERVICES

     8.1 APOL agrees that in the event Executive shall no longer serve as a director on the Company's Board, to procure the Executive to observe the covenants set forth in Schedule A to this Agreement.

     9.   RELEASE

     9.1 Except as otherwise set out in the terms of this Agreement, APOL, on behalf of itself and its affiliates, hereby irrevocably and unconditionally releases and waives all claims, causes of action or similar rights of any type whether present or future, known or unknown, howsoever arising from the Executive Services Agreement or any other employment arrangements that any of APOL, the Executive, or their respective affiliates, have or may have against the Company, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present and future employees, officers, directors, shareholders, owners, representatives, assigns and any other persons acting by, through, under or in concert with any of the persons or entities listed in this clause, and their successors.

     9.2 Except as otherwise set out in the terms of this Agreement, the Company, on behalf of itself and its affiliates, hereby irrevocably and unconditionally releases and waives all claims, causes of action or similar rights of any type whether present or future, known or unknown, howsoever arising from the Executive Services Agreement or any other employment arrangements that the Company, or its affiliates, have or may have against APOL, the Executive, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present and future employees, officers, directors, shareholders, owners, representatives, assigns and any other persons acting by, through, under or in concert with any of the persons or entities listed in this clause, and their successors; provided, however, this release and waiver shall not apply to the extent that (a) the representations and warranties from APOL set forth in Clause 2 or Clause 5 of this Agreement are not accurate or (b) APOL shall breach the provisions of Clause 8 or Clause 9.2 of the Executive Services Agreement which survive termination pursuant to Clause 3 hereto.

     10.  MISCELLANEOUS MATTERS

     10.1 If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. It is the intention of the Parties that the provisions contained in Clauses 2, 3, 5 and 6 shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of these provisions.

     10.2 This Agreement may not be modified or amended, except by an instrument in writing, signed by a duly authorized representative of APOL and the Company. By an instrument in writing similarly executed, any Party may waive compliance by the other Party with any provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity.

     10.3 The terms of this Agreement are intended by the Parties to be the full and final expression of their agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement. This Agreement fully supersedes any prior oral or written agreement between the Parties.

     10.4 The headings for the clauses of this Agreement are for convenience only and are not part of this Agreement.

     10.5 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

     10.6 The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement if they so desire; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party's own judgment and not on any representations or promises made by the other Parties, other than those contained in this Agreement.

     11.  NOTICE

     11.1 All such notices and communications shall be effective (a) when sent by FedEx or other overnight service of recognized standing, on the third business day following the deposit with such service; and (b) when faxed during normal business hours on a day on which the Company is open for business, upon confirmation of receipt. The Parties shall be obligated to notify each other in writing of any change of the below address. Notice of change of address shall be effective only when done in accordance with this Clause. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed or delivered via courier to each Party as follows:

          If to the Company:

          Address:   34/F, Citicorp Centre

                     18 Whitfield Road
                     Causeway Bay, Hong Kong
          Facsimile: (852) 2893-5245
          Attention: Dr. Raymond Ch'ien

          If to APOL:

          Address:   Suite 4302
                     43/F China Resources Building
                     26 Harbour Road
                     Wanchai, Hong Kong
          Facsimile: (852) 2827-0098
          Attention: Mr. Peter Yip

     12.  GOVERNING LAW

     12.1 This Agreement shall be governed by and construed under the law of Hong Kong and each of the Parties hereby irrevocably agrees for the exclusive benefit of the Company that the Courts of Hong Kong are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

     13.  DEFINITIONS

     13.1 "Associated Company" means a company which is from time to time a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company. In this definition "subsidiary" and "holding company" have the same meanings as in section 128 of the Companies Ordinance (Cap.32).

     13.2 "Effective Date" means July 15, 2005

     14.  EFFECTIVE DATE

     14.1 This Agreement shall become effective as of the Effective Date.

          IN WITNESS whereof this Termination and Release Agreement has been signed by or on behalf of the Parties hereto and is effective as of the Effective Date.


SIGNED by Simon Wong                     )   /s/ Simon Wong
Director                                 )   -------------------------------
on behalf of the CDC Corporation Limited )
in the presence of Alice Hwu             )
                                             /s/ Alice Hwu
                                             -------------------------------

Date:
      ------------------------


SIGNED by /s/ Peter Yip                  )
          --------------------           )
Director


on behalf of Asia Pacific Online Limited )   /s/ Karen Wu
in the presence of Karen Wu              )   -------------------------------

Date: Dec. 12, 2005

                                                                      SCHEDULE A

          The Executive agrees in the event Executive shall no longer serve as a director on the Company's Board, to observe the covenants set forth below:

     1. For the period from the date of this Agreement until six (6) months after such time (the "Six Month Period"), not grant interviews or make statements regarding the Company, any Associated Company or any of their respective directors, executive officers or employees without the prior express written consent of the then current CEO.

     2. During the Six Month Period, other than as may be required by a court order, not to disparage the Company or any Associated Company, or any member of the board of directors, executive officer or employee of the Company or any Associated Company.

     3. For the period from the date of this Agreement until six (6) months after such time, acknowledge that APOL and/or the Executive has or may be deemed to have had under the relevant securities laws access to confidential and/or price-sensitive information relating to the Company and Associated Companies. The Executive agrees that he will not and will use reasonable endeavors to cause immediate family and associated companies (including, but not limited to APOL) not to trade in securities of the Company and Associated Companies, and will take such actions or engage in such conduct as advisable or necessary to avoid liability or violations of "insider trading" rules under relevant securities laws, including avoiding any conduct that would result in becoming a "tipper" or "tippee" under the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934, and the rules of the Stock Exchange of Hong Kong Limited and the Securities and Futures Commission of Hong Kong. The Company will render reasonable assistance to APOL and/or the Executive to enable any restricted shares or options of the Company owned to become freely tradable.

     4. During the Six Month Period, cooperate with the Company and any Associated Company in the initiation of a claim and/or counterclaim of any action brought against any third party, as the case may be, with respect to the Company or any Associated Company.

     5. During the Six Month Period, cooperate with the Company and any Associated Company in the defense of any action brought by any third party against the Company or any Associated Company that relates to any aspect of the Executive's employment with the Company.

     6. In connection with proceedings related to covenants 4 and 5 above (other than against the Company or any Associated Company) use advisers nominated by the Company and, if the Company requests, allow the Company the exclusive conduct of the proceedings provided that it is not detrimental to the Executive's interest and the Executive may retain his own counsel at reasonable expense that is not to exceed that of the Company's counsel to advise him on such proceedings.